Exhibit 99.1

News Release
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
usacompression.com

USA Compression Partners, LP Reports Fourth Quarter and Full-Year 2016 Results;

Provides 2017 Outlook

AUSTIN, Texas, February 13, 2017 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”) announced today its financial and operating results for the fourth quarter and full-year 2016.

Fourth Quarter and Full-Year 2016 Summary Results

•	Revenues increased in fourth quarter 2016 and decreased in full-year 2016; fourth quarter up 9.2% from fourth quarter 2015 and full-year 2016 down 1.7% over full-year 2015
•	Net income increased; fourth quarter 2016 up 102.0% from fourth quarter 2015 and full-year 2016 up 108.4% over full-year 2015
•	Net cash provided by operating activities decreased; fourth quarter 2016 down 73.7% from fourth quarter 2015 and full-year 2016 down 11.7% over full-year 2015
•	Adjusted EBITDA decreased; fourth quarter 2016 down 3.9% from fourth quarter 2015 and full-year 2016 down 4.5% over full-year 2015
•	Distributable Cash Flow increased in fourth quarter 2016 and decreased in full-year 2016; fourth quarter 2016 up 2.4% from fourth quarter 2015 and full-year 2016 down 2.1% over full-year 2015
•	Fourth quarter 2016 cash distribution of $0.525 per common unit, consistent with fourth quarter 2015
•	Distributable Cash Flow Coverage of 0.94x for fourth quarter 2016
•	Cash Coverage of 1.09x for fourth quarter 2016

Full-Year 2017 Outlook

USA Compression is providing the following full-year 2017 guidance:

•	Net income range of $15.8 million to $30.8 million;
•

A forward-looking estimate of net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow;

•	Adjusted EBITDA range of $145.0 million to $160.0 million; and
•	Distributable Cash Flow range of $108.0 million to $123.0 million.

Operational and Financial Data

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Operational Data
Fleet Horsepower (at period end)	1,720,547	1,716,296	1,712,196	1,720,547	1,712,196
Revenue Generating Horsepower (at period end)	1,387,073	1,364,059	1,424,537	1,387,073	1,424,537
Average Revenue Generating Horsepower	1,366,371	1,356,423	1,420,060	1,377,966	1,408,689
Revenue Generating Compression Units (at period end)	2,552	2,502	2,737	2,552	2,737
Horsepower Utilization (at period end) (1)	87.1%	88.3%	89.2%	87.1%	89.2%
Average Horsepower Utilization (for the period) (1)	87.4%	87.3%	89.5%	87.4%	90.5%

Financial Data ($ in thousands, except per horsepower data)
Revenue	$74,913	$61,130	$68,615	$265,921	$270,545
Average Revenue Per Revenue Generating Horsepower Per Month (2)	$15.07	$15.35	$15.97	$15.41	$15.90
Net income (loss)	$3,269	$(2,146)	$(159,630)	$12,935	$(154,273)
Operating income (loss)	$8,894	$3,187	$(155,324)	$34,408	$(135,605)
Net cash provided by operating activities	$9,101	$36,139	$34,658	$103,697	$117,401
Gross Operating Margin (3)	$45,120	$42,245	$47,285	$177,760	$189,006
Gross Operating Margin Percentage	60.2%	69.1%	68.9%	66.8%	69.9%
Adjusted EBITDA (3)	$36,461	$34,634	$37,955	$146,648	$153,572
Adjusted EBITDA Percentage	48.7%	56.7%	55.3%	55.1%	56.8%
Distributable Cash Flow (3)	$28,703	$27,223	$28,041	$118,329	$120,850

(1)

Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract, not yet generating revenue and subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.  Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 80.6%, 79.5% and 83.2% for the quarters ended December 31, 2016,  September 30, 2016 and December 31, 2015, respectively, and 80.6% and 83.2% for the years ended December 31, 2016 and 2015, respectively.   Average horsepower utilization based on revenue generating horsepower and fleet horsepower was 79.4%, 78.8% and 83.4% for the quarters ended December 31, 2016,  September 30, 2016 and December 31, 2015, respectively, and 80.3% and 85.1% for the years ended December 31, 2016 and 2015, respectively.

(2)

Calculated as the average of the result of dividing the contractual monthly rate for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.

(3)

Gross operating margin, Adjusted EBITDA and Distributable Cash Flow are all non-U.S. generally accepted accounting principles (“Non-GAAP”) financial measures. For the definition of each measure, see “Non-GAAP Financial Measures” below.

Fourth Quarter 2016 Financial and Operating Performance

Revenues in the fourth quarter of 2016 increased 9.2% to $74.9 million from  $68.6 million for the fourth quarter of 2015.  Net income increased 102.0% to $3.3 million for the fourth quarter of 2016 as compared to a  net loss of $159.6 million for the fourth quarter of 2015. Operating income increased 105.7% to $8.9 million for the fourth quarter of 2016 as compared to a net operating loss of  $155.3 million for the fourth quarter of 2015. Net cash provided by operating activities decreased 73.7% to $9.1 million in the fourth quarter of 2016 as compared to $34.7 million in the fourth quarter of 2015. Adjusted EBITDA decreased 3.9% to $36.5 million in the fourth quarter of 2016 from $38.0 million for the fourth quarter of 2015.  Distributable Cash Flow increased 2.4% to $28.7 million in the fourth quarter of 2016 from  $28.0 million for the fourth quarter of 2015.

“We are pleased with our solid finish to 2016 and the overall outlook for this coming year. Industry activity is picking up, and we expect that to positively impact our business throughout 2017,” said Eric D. Long, USA Compression’s President and Chief Executive Officer. “USA Compression’s focus on large horsepower, infrastructure-related applications has resulted in relatively stable cash flows as we have managed through the past year. As our customer base continues to move into expansion mode, we expect our business, as it always has, to serve as a lagging indicator, and for demand, and utilization, to pick up over the course of this year. As we have done in past downturns, we have prudently managed our capital spending and balance sheet in order to be in a position to benefit from an active 2017. Based on customer demand, we expect 2017 to be an inflection point in the market rebound, with a continued focus on achieving high gross margins and deploying existing underutilized horsepower.  ”

Average revenue generating horsepower decreased 3.8% to 1,366,371 for the fourth quarter of 2016 from 1,420,060 for the fourth quarter of 2015.  Average revenue per revenue generating horsepower per month decreased 5.6% to $15.07 for the fourth quarter of 2016 from  $15.97 for the fourth quarter of 2015.

Gross operating margin decreased 4.6% to $45.1 million for the fourth quarter of 2016 from  $47.3 million for the fourth quarter of 2015.   Gross operating margin as a percentage of total revenues was 60.2% for the fourth quarter of 2016 compared to 68.9% in the fourth quarter of 2015.

Expansion capital expenditures were $9.3 million, maintenance capital expenditures were $2.3 million and cash interest expense, net was $5.1 million for the fourth quarter of 2016.

On January 19, 2017, the Partnership announced a cash distribution of $0.525 per unit on its common units.  This fourth quarter distribution corresponds to an annualized distribution rate of $2.10 per unit.  The distribution will be paid on February 14, 2017 to unitholders of record as of the close of business on February 3, 2017.   USA Compression Holdings, LLC, the owner of approximately 39% of the Partnership’s outstanding limited partner interests, elected to reinvest 30% of this distribution with respect to its units pursuant to the Partnership’s Distribution Reinvestment Plan (the “DRIP”).   For the fourth quarter of 2016, the Distributable Cash Flow Coverage Ratio was 0.94x and the Cash Coverage Ratio was 1.09x.

Liquidity and Credit Facility

As of December 31, 2016,  the Partnership was in compliance with all covenants under its $1.1 billion revolving credit facility.  As of December 31, 2016, the outstanding balance under the revolving credit facility, which matures in 2020, was $685.4 million.

Conference Call

The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss fourth quarter and full-year 2016 performance.  The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:

Dial 888-256-1028 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 913-312-1473.  The conference ID for both is 6863249.

A replay of the call will be available through February 24, 2017. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112.  Investors outside the U.S. and Canada should dial 719-457-0820.  The conference ID for both is 6863249.

By Webcast:

Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at investors.usacompression.com.  Please log in at least 10 minutes in advance to register and download any necessary software.  A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. The Partnership partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. The Partnership focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications.  More information is available at usacompression.com.

Non-GAAP Financial Measures

This news release includes the non-GAAP financial measures of Adjusted EBITDA, Gross operating margin, Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

The Partnership’s management views Adjusted EBITDA as one of its primary financial measures in evaluating the results of the Partnership’s business, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date, prior year and budget. The Partnership defines EBITDA as net income (loss) before net interest expense, depreciation and amortization expense, and income taxes. The Partnership defines Adjusted EBITDA as EBITDA plus impairment of compression equipment, impairment of goodwill, interest income on capital lease, unit-based compensation expense, severance charges, certain transaction expenses and loss (gain) on sale of assets. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;
•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•	the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and
•	the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership’s management believes that Adjusted EBITDA provides useful information to investors because, when viewed with U.S generally accepted accounting principles (“GAAP”) results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership’s management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP, as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s performance.   Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income (loss), its most directly comparable GAAP financial measure, or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income (loss) determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability. A reconciliation of gross operating margin to operating income (loss) is provided in this news release.

Distributable Cash Flow is defined as net income (loss) plus non-cash interest expense, non-cash income tax expense, depreciation and amortization expense, unit-based compensation expense, severance charges, impairment of compression equipment, impairment of goodwill, certain transaction fees, severance charges, loss (gain) on sale of assets, proceeds from insurance recovery, less maintenance capital expenditures. The definition of Distributable Cash Flow is identical to the definition of Adjusted Distributable Cash Flow previously presented.

The Partnership’s management believes Distributable Cash Flow is an important measure of operating performance because such measure allows management, investors and others to compare basic cash flows the Partnership generates (prior to any retained cash reserves established by the Partnership’s general partner and the effect of the DRIP) to the cash distributions the Partnership expects to pay its unitholders.

Distributable Cash Flow Coverage Ratio, a non-GAAP measure, is defined as Distributable Cash Flow less cash distributions to be paid to the Partnership’s general partner and incentive distribution rights (“IDRs”) in respect of such period, divided by distributions declared to limited partner unitholders in respect of such period.   Cash Coverage Ratio is defined as Distributable Cash Flow less cash distributions to be paid to the Partnership’s general partner and IDRs in respect of such period, divided by cash distributions expected to be paid to limited partner unitholders in respect of such period, after taking into account the non-cash impact of the DRIP. The Partnership’s management believes Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio are important measures of operating performance because they allow management, investors and others to gauge the Partnership’s ability to pay cash distributions to limited partner unitholders using the cash flows the Partnership generates. The Partnership’s Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio as presented may not be comparable to similarly titled measures of other companies.

This news release also contains a forward-looking estimate of Adjusted EBITDA and Distributable Cash Flow projected to be generated by the Partnership in its 2017 fiscal year. A forward-looking estimate of net cash provided by operating activities and reconciliations of the forward-looking estimates of Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities are not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow.

See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income (loss) and net cash provided by operating activities, and net income (loss) and net cash provided by operating activities reconciled to Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Forward-Looking Statements

Some of the information in this news release may contain forward‑looking statements.  These statements can be identified by the use of forward‑looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2017 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward‑looking” information.  You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward‑looking statements can be guaranteed.  When considering these forward‑looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward‑looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward‑looking statements are described in Part I, Item 1A (“Risk Factors”) of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016,  which the Partnership expects to file with the Securities and Exchange Commission on or before the March 16, 2017 filing deadline,  and include:

•	changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industry specifically;

•	competitive conditions in the industry;
•	changes in the long-term supply of and demand for crude oil and natural gas;
•	our ability to realize the anticipated benefits of acquisitions and to integrate acquired assets with our existing fleet;
•	actions taken by the Partnership’s customers, competitors and third-party operators;
•	the deterioration of the financial condition of our customers;
•	changes in the availability and cost of capital;
•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;
•	the effects of existing and future laws and governmental regulations;
•	the effects of future litigation; and
•	other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward‑looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

mailto:mlenox@usacompression.com
Matthew C. Liuzzi Chief Financial Officer 512-369-1624 mliuzzi@usacompression.com

mailto:mlenox@usacompression.com

USA COMPRESSION PARTNERS, LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per unit amounts — Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Revenues:
Contract operations	$59,605	$60,282	$66,002	$246,950	$263,816
Parts and service	15,308	848	2,613	18,971	6,729
Total revenues	74,913	61,130	68,615	265,921	270,545
Cost of operations, exclusive of depreciation and amortization	29,793	18,885	21,330	88,161	81,539
Gross operating margin	45,120	42,245	47,285	177,760	189,006
Other operating and administrative costs and expenses:
Selling, general and administrative	10,987	12,577	10,520	44,483	40,950
Depreciation and amortization	23,636	23,195	21,640	92,337	85,238
Loss (gain) on sale of assets	(23)	(155)	(1,742)	772	(1,040)
Impairment of compression equipment	1,626	3,441	2	5,760	27,274
Impairment of goodwill	—	—	172,189	—	172,189
Total other operating and administrative costs and expenses	36,226	39,058	202,609	143,352	324,611
Operating income (loss)	8,894	3,187	(155,324)	34,408	(135,605)
Other income (expense):
Interest expense, net	(5,611)	(5,275)	(4,531)	(21,087)	(17,605)
Other	5	16	6	35	22
Total other expense	(5,606)	(5,259)	(4,525)	(21,052)	(17,583)
Net income (loss) before income tax expense	3,288	(2,072)	(159,849)	13,356	(153,188)
Income tax expense	19	74	(219)	421	1,085
Net income (loss)	$3,269	$(2,146)	$(159,630)	$12,935	$(154,273)

Net income (loss) allocated to:
General partner's interest in net income (loss)	$345	$272	$(2,062)	$1,364	$(1,477)
Common unitholders' interest in net income (loss)	$2,924	$(2,418)	$(115,055)	$14,282	$(107,513)
Subordinated unitholders' interest in net income (loss)	$—	$—	$(42,513)	$(2,711)	$(45,283)

Weighted average common units outstanding:
Basic	56,415	55,087	38,100	53,043	34,110
Diluted	56,739	55,302	38,100	53,344	34,110

Basic and diluted weighted average subordinated units outstanding	—	—	14,049	1,766	14,049

Basic and diluted net income (loss) per common unit	$0.05	$(0.04)	$(3.02)	$0.27	$(3.15)

Basic and diluted net income (loss) per subordinated unit	$—	$—	$(3.03)	$(1.54)	$(3.22)

Distributions declared per limited partner unit in respective periods	$0.525	$0.525	$0.525	$2.10	$2.09

USA COMPRESSION PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands— Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Net cash provided by operating activities	$9,101	$36,139	$34,658	$103,697	$117,401
Net cash used in investing activities	(4,964)	(21,223)	(38,590)	(50,831)	(278,158)
Net cash provided by (used in) financing activities	(4,079)	(14,916)	3,932	(52,808)	160,758

USA COMPRESSION PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME (LOSS) AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income (loss) and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Net income (loss)	$3,269	$(2,146)	$(159,630)	$12,935	$(154,273)
Interest expense, net	5,611	5,275	4,531	21,087	17,605
Depreciation and amortization	23,636	23,195	21,640	92,337	85,238
Income tax expense	19	74	(219)	421	1,085
EBITDA	$32,535	$26,398	$(133,678)	$126,780	$(50,345)
Impairment of compression equipment	1,626	3,441	2	5,760	27,274
Impairment of goodwill	-	-	172,189	-	172,189
Interest income on capital lease	407	348	389	1,492	1,631
Unit-based compensation expense (1)	1,892	3,647	795	10,373	3,863
Transaction expenses for acquisitions (2)	(56)	950	—	894	—
Severance charges	80	5	—	577	—
Loss (gain) on sale of assets	(23)	(155)	(1,742)	772	(1,040)
Adjusted EBITDA	$36,461	$34,634	$37,955	$146,648	$153,572
Interest expense, net	(5,611)	(5,275)	(4,531)	(21,087)	(17,605)
Income tax expense	(19)	(74)	219	(421)	(1,085)
Interest income on capital lease	(407)	(348)	(389)	(1,492)	(1,631)
Non-cash interest expense	547	546	416	2,108	1,702
Transaction expenses for acquisitions	56	(950)	—	(894)	—
Severance charges	(80)	(5)	—	(577)	—
Changes in operating assets and liabilities	(21,846)	7,611	988	(20,588)	(17,552)
Net cash provided by operating activities	$9,101	$36,139	$34,658	$103,697	$117,401

(1)

For the quarters ended December 31, 2016,  September 30, 2016 and December 31, 2015, unit-based compensation expense included $0.6 million, $0.7 million, and $0.2 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards. For the year ended December 31, 2016 and 2015, unit-based compensation expense included $2.8 million and $0.9 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.1 million and $0.2 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for each period presented in 2016 and 2015 was related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain transaction expenses related to potential acquisitions. The Partnership believes it is useful to investors to exclude these fees.

USA COMPRESSION PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

DISTRIBUTABLE CASH FLOW TO NET INCOME (LOSS) AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands, except for per unit amounts — Unaudited)

The following table reconciles Distributable Cash Flow to net income (loss) and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Net income (loss)	$3,269	$(2,146)	$(159,630)	$12,935	$(154,273)
Plus: Non-cash interest expense	547	546	416	2,108	1,702
Plus: Non-cash income tax expense	31	74	(202)	239	874
Plus: Depreciation and amortization	23,636	23,195	21,640	92,337	85,238
Plus: Unit-based compensation expense (1)	1,892	3,647	795	10,373	3,863
Plus: Impairment of compression equipment	1,626	3,441	2	5,760	27,274
Plus: Impairment of goodwill	—	—	172,189	—	172,189
Plus: Transaction expenses for acquisitions (2)	(56)	950	—	894	—
Plus: Severance charges	80	5	—	577	—
Plus: Loss (gain) on sale of assets	(23)	(155)	(1,742)	772	(1,040)
Plus: Proceeds from insurance recovery	—	73	594	73	1,157
Less: Maintenance capital expenditures (3)	(2,299)	(2,407)	(6,021)	(7,739)	(16,134)
Distributable Cash Flow	$28,703	$27,223	$28,041	$118,329	$120,850
Plus: Maintenance capital expenditures	2,299	2,407	6,021	7,739	16,134
Plus: Change in working capital	(21,846)	7,611	988	(20,588)	(17,552)
Less: Transaction expenses for acquisitions	56	(950)	—	(894)	—
Less: Other	(111)	(152)	(392)	(889)	(2,031)
Net cash provided by operating activities	$9,101	$36,139	$34,658	$103,697	$117,401

Distributable Cash Flow	$28,703	$27,223	$28,041	$118,329	$120,850
Cash distributions to general partner and IDRs	723	717	702	2,866	2,658
Distributable Cash Flow attributable to limited partner interest	$27,980	$26,506	$27,339	$115,463	$118,192

Distributions for Distributable Cash Flow Coverage Ratio (4)	$29,618	$29,025	$27,618	$115,881	$101,266

Distributions reinvested in the DRIP (5)	$4,042	$4,108	$11,468	$24,441	$55,489

Distributions for Cash Coverage Ratio (6)	$25,576	$24,917	$16,150	$91,440	$45,777

Distributable Cash Flow Coverage Ratio (7)	0.94	0.91	0.99	1.00	1.17

Cash Coverage Ratio (8)	1.09	1.06	1.69	1.26	2.58

(1)

For the quarters ended December 31, 2016, September 30, 2016 and December 31, 2015, unit-based compensation expense included $0.6 million, $0.7 million, and $0.2 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards. For the year ended December 31, 2016 and 2015, unit-based compensation expense included $2.8 million and $0.9 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.1 million and $0.2 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for each period presented in 2016 and 2015 was related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain transaction expenses related to potential acquisitions. The Partnership believes it is useful to investors to exclude these fees.

(3)

Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to maintain the operating capacity of the Partnership’s assets and extend their useful lives, replace partially or fully depreciated assets or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related operating income.

(4)

Represents distributions to the holders of the Partnership’s common units, after giving effect to the weighted average common units outstanding due to our December 2016 and September 2015 equity offerings for the quarter ended December 31, 2016 and the years ended December 31, 2016 and 2015, as applicable. Without giving effect to the weighted average common units outstanding due to our December 2016 and September 2015 equity offerings for the quarter ended December 31, 2016 and the years ended December 31, 2016 and 2015, actual distributions to holders of the Partnership’s common units were $31.9 million, $118.1 million, and $103.1 million, respectively.

(5)	Represents distributions to holders enrolled in the DRIP as of the record date for each period.

(6)

Represents cash distributions declared for common units not participating in the DRIP after giving effect to the weighted average common units outstanding due to our December 2016 and September 2015 equity offerings for the quarter ended December 31, 2016 and the years ended December 31, 2016 and 2015, as applicable.

(7)

For the quarter ended December 31, 2016, the Distributable Cash Flow Coverage Ratio based on actual units outstanding at the record date was 0.88x. For the years ended December 31, 2016 and 2015, the Distributable Cash Flow Coverage Ratio based on actual units outstanding at the respective record dates was 0.98x and 1.15x,  respectively.

(8)

For the quarter ended December 31, 2016, the Cash Coverage Ratio based on actual units outstanding at the record date was 1.00x. For the years ended December 31, 2016 and 2015, the Cash Coverage Ratio based on actual units outstanding at the respective record dates was 1.23x and 2.48x, respectively.

USA COMPRESSION PARTNERS, LP

FULL-YEAR 2017 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE

RECONCILIATION TO NET INCOME

(Unaudited)

Guidance
Net income	$15.8 million to $30.8 million
Plus: Interest expense	$26.9 million
Plus: Depreciation and amortization	$92.3 million
Plus: Income tax expense	$0.2 million
EBITDA	$135.2 million to $150.2 million
Plus: Interest income on capital lease	$1.2 million
Plus: Unit-based compensation expense (1)	$8.6 million
Adjusted EBITDA	$145.0 million to $160.0 million
Less: Cash interest expense	$24.8 million
Less: Current income tax expense	$0.2 million
Less: Maintenance capital expenditures	$12.0 million
Distributable Cash Flow	$108.0 million to $123.0 million

(1)	Based on the Partnership’s unit closing price as of December 31, 2016.